Pricing Term Sheet

Filed Pursuant to Rule 433(d)

Registration Statement No. 333-192041

May 12, 2014

Issuer:	Wisconsin Electric Power Company

Security:	4.25% Debentures due June 1, 2044

Principal Amount:	$250,000,000

Maturity:	June 1, 2044

Coupon:	4.25%

Initial Price to Public:	99.376% per Debenture

Yield to Maturity:	4.287%

Spread to Benchmark
Treasury:	+80 basis points

Benchmark Treasury:	3.625% due February 15, 2044

Benchmark Treasury Yield:	3.487%

Interest Payment Dates:	June 1 and December 1, commencing December 1, 2014

Redemption Provisions:

At any time prior to December 1, 2043 (the date that is six months prior to the maturity date), the debentures will be redeemable in whole or in part from time to time, at a “make-whole” redemption price equal to the greater of (a) 100% of the principal amount of the debentures being redeemed or (b) the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 15 basis points, plus accrued interest to, but not including, the redemption date. At any time on or after December 1, 2043, the debentures may be redeemed, in whole or in part from time to time, at 100% of the principal amount being redeemed plus accrued and unpaid interest to, but not including, the date of redemption.

Expected Settlement:	T+3; May 15, 2014

Expected Ratings*:	A1/A-/A+ (Moody’s/S&P/Fitch)

CUSIP/ISIN:	976656 CG1 / US976656CG16

Joint Book-Running
Managers:	Merrill Lynch, Pierce, Fenner & Smith
Incorporated
BNP Paribas Securities Corp.
Goldman, Sachs & Co.
RBC Capital Markets, LLC

Co-Manager:	The Williams Capital Group, L.P.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Merrill Lynch, Pierce, Fenner & Smith Incorporated toll free at 1-800-294-1322, BNP Paribas Securities Corp. toll free at 1-800-854-5674, Goldman, Sachs and Co. at 212-902-1000 or RBC Capital Markets, LLC toll free at 1-866-375-6829.